INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, made as of this 6th day of February, 2014, by and between the members of the CATHOLIC ADVISORY BOARD (“CAB”) and SCHWARTZ INVESTMENT TRUST (the “Trust”), a business trust organized under the laws of the State of Ohio, acting with respect to the AVE MARIA CATHOLIC VALUES FUND, the AVE MARIA GROWTH FUND, the AVE MARIA BOND FUND,  the AVE MARIA RISING DIVIDEND FUND, the AVE MARIA OPPORTUNITY FUND, and the AVE MARIA WORLD EQUITY FUND (the “Funds”), which are series of the Trust.

WHEREAS, the CAB is an “advisory board” as defined by the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the CAB’s role is to make its best determination as to whether portfolio securities of the Funds are consistent with the values and core teachings of the Roman Catholic Church; and

WHEREAS, the CAB acts in an advisory capacity only and has no discretionary authority to make investment decisions for the Funds; and

WHEREAS, the Trustees of the Trust believe it to be in the best interests of the Funds and their shareholders to indemnify and hold harmless the members of the CAB for their activities on behalf of the Funds, subject to the provisions below;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, it is hereby understood and agreed as follows:

1.       Subject to and except as otherwise provided in the Securities Act of 1933 (the “Securities Act”) and the 1940 Act, the Funds shall indemnify each of the CAB members against all liabilities, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees (the “Expenses”), incurred by any CAB member in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such CAB member may be or may have been involved as a party or otherwise or with which such CAB member may be or may have been threatened, while in office or thereafter, by reason of being or having been a CAB member.   The CAB member shall be indemnified pursuant to this Section 1 for Expenses  unless (i) the CAB member is subject to the Expenses by reason of not having acted in good faith or was under the reasonable belief that the CAB member’s actions were not opposed to the best interests of the Funds, (ii) the CAB member acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such CAB member’s office, or (iii) for a criminal proceeding, the CAB member had reasonable cause to believe that his or her conduct was unlawful (and with respect to each of (i), (ii) and (iii), there has been a final adjudication in the relevant proceeding that the CAB member’s conduct fell within (i), (ii) or (iii)).

2.     The Funds shall advance all reasonable attorneys’ fees and other reasonable  expenses incurred by a CAB member in defending a proceeding, to the full extent permitted by the Securities Act, the 1940 Act and Ohio law.

3.     The right of indemnification provided by this Agreement shall not be exclusive of or affect any other rights to which any CAB member may be entitled.  As used herein, the term “CAB member” shall include such person’s heirs, executors and administrators.  Nothing contained in this Agreement shall affect any rights to indemnification to which a CAB member may be otherwise entitled to under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of the CAB members.  The provisions of this Agreement shall continue with respect to the Funds until the later of (i) five (5) years after the CAB member has ceased to provide any services to the Funds, or (ii) the final termination of all proceedings in respect of which the CAB member has asserted, is entitled to assert or has been granted rights of indemnification or advancement of expenses hereunder.

4.      A CAB member shall be liable for his own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of the CAB member and in the performance of his or her duties, and shall not be liable for errors of judgment or mistakes of fact or law.  Subject to the foregoing, (a) the CAB members shall not be responsible or liable in any event for any neglect or wrongdoing of any Trustee, officer, agent, employee, consultant, adviser, administrator, distributor or principal underwriter, custodian or transfer, dividend disbursing, shareholder servicing or accounting agent of the Trust, nor shall any CAB member be responsible for the act or omission of any other CAB member; (b) the CAB members may take advice of counsel or other experts with respect to their duties as CAB members, and shall be under no liability for any act or omission in accordance with such advice; and (c) in discharging their duties, the CAB members, when acting in good faith, shall be entitled to rely upon reports made to them by any officer of the Trust or any authorized  employee of the Funds’ investment adviser(s), administrator or other agents of the Trust.  The CAB members shall not be required to give any bond or surety or any other security for the performance of their duties.

5.      This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any CAB members appointed to the CAB after the date of this Agreement.

6.      This Agreement supersedes any existing or prior agreement between the Trust and the undersigned CAB members pertaining to the subject matter of indemnification and advancement of expenses, other than the Declaration of Trust, the by-laws of the Trust and the terms of any liability insurance policies, which shall not be modified or amended by this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives, provided, however, that any supplements, modifications or amendments to the Declaration of Trust, by-laws or the terms of the liability insurance policy or policies of the Trust shall not be deemed to constitute supplements, modifications or amendments to this Agreement.  Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

7.      This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

8.      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the Trust and each of the CAB members have caused this Agreement to be executed as of the day and year first herein written.

CAB MEMBERS	SCHWARTZ INVESTMENT TRUST

By: /s/ Lou Holtz	By: /s/ George P. Schwartz
Lou Holtz	George P. Schwartz
President
By: /s/ Larry Kudlow
Larry Kudlow

By: /s/ Thomas S. Monaghan
Thomas S. Monaghan

By: /s/ Michael Novak
Michael Novak

By: /s/ Fr. John Riccardo
Father John Riccardo

By: /s/ Paul Roney
Paul R. Roney

By: /s/ Phyllis Schlafly
Phyllis Schlafly